EXHIBIT 33.3

[LOGO] WILMINGTON                                      Wilmington Trust Company
       TRUST                                           Rodney Square North
                                                       1100 North Market Street
                                                       Wilmington, DE 19890-0001

                             Management Assessment

Management of the Company is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d)(1)(ii) of Regulation AB of the Securities and Exchange Commission relating to the servicing as of and for the year ended December 31, 2006 of asset-backed transactions initiated or amended for purposes of Regulation AB in 2006 involving floorplan receivables, accounts receivable and asset based lending receivables (the Platform). All other criteria in Item 1122(d) of Regulation AB have been determined by the Company to be not applicable to the activities it performs with respect to the Platform.

The Company's management has assessed the effectiveness of the Company's compliance with the applicable servicing criteria as of and for the year ended December 31, 2006. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d)(1)(ii) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the year ended December 31, 2006, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d)(1)(ii) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2006.


                                                /s/ William J. Farrell, II
                                                --------------------------------
                                                Name:  William J. Farrell, II
                                                Title: Executive Vice President,
                                                       Corporate Client Services

                                                Date:  February 23, 2007